Exhibit 99.1

HAMPSHIRE ANNOUNCES
APPOINTMENT OF TWO BOARD MEMBERS

New York, NY – April 25, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced the appointment of two board members, Frank Tworecke and Bobby Melnick, as well as the resignation of Richard Mandell from the Board.

“We’d like to express our appreciation to Dick for his four years of service as a Hampshire board member and we look forward to benefitting from the experience and valuable perspectives that Bobby and Frank will bring to the board,” said Peter Woodward, Chairman of Hampshire’s Board of Directors.

Following the appointments of Mr. Melnick and Mr. Tworecke, the Company will have a six-member Board of Directors with four of the members serving as independent directors.

Mr. Frank Tworecke

Mr. Tworecke, 66, brings over 35 years of retail and apparel markets experience to Hampshire Group. He has served as the Divisional President of the Sportswear Group of Warnaco Group, Inc. since 2004. Prior to that, he was President and Chief Operating Officer of Bon-Ton Stores where he directed the overall operations of 70 stores. From 1996 to 1999, Mr. Tworecke was the President and Chief Operating Officer of menswear retailer, Jos. A. Bank. He has also held various senior management positions within other specialty and department store retailers including MGR, Inc., Rich’s Lazarus Goldsmith (now Macy’s), and John Wanamaker. Mr. Tworecke is a member of the Board of Advisors of Grafton-Fraser Inc., a privately-held, Toronto-based men’s apparel retailer, a member of the Board of Directors of Cherokee Inc, a global brand management company, and a former member of the Business Advisory Council of the Department of Applied Economics and Management at Cornell University. He received a B.S. from Cornell University in 1968 and an MBA from Syracuse University in 1972.

Mr. Bobby Melnick

Mr. Melnick, 51, offers portfolio management experience to Hampshire’s Board of Directors. Since 1999, he has served as a founding general partner of Terrier Partners LP, an investment partnership, which invests in micro-cap companies. Prior to founding Terrier Partners, he was a general partner at Wynnefield Capital Inc., as well as a vice president and equity analyst at Lazard Freres & Co. from 1988-1996. Mr. Melnick also served as a Board Member for Royal Olympic Cruise Lines Inc. from 1999-2002. He received a B.A. from Washington University - St. Louis in 1983 and an MBA in Finance from New York University in 1987.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

CONTACTS

MBS Value Partners

Gentra Cartwright/Betsy Brod

(212) 750-5800

###